Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Valassis Announces Expiration and Final Results of Cash Tender Offer for Up to $270 Million

of its 8 1/4% Senior Notes due 2015

Livonia, Mich., June 10, 2010: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today the expiration and final results of its cash tender offer to purchase up to $270,000,000 aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 8 1/4% Senior Notes due 2015 (the “2015 Notes”). The tender offer was made pursuant to an Offer to Purchase, dated May 12, 2010, and the related Letter of Transmittal (collectively, the “Tender Offer”).

The Tender Offer expired at 12:00 midnight, New York City time, on June 9, 2010 (the “Expiration Date”). Based on information provided by the Depositary for the Tender Offer, an aggregate principal amount of $488,581,000 of the 2015 Notes was validly tendered and not validly withdrawn in the Tender Offer, which exceeded the Maximum Tender Amount. Valassis has accepted for purchase $269,876,000 aggregate principal amount of the 2015 Notes pursuant to the terms of the Tender Offer. The 2015 Notes accepted for purchase were subject to proration pursuant to the terms of the Tender Offer at a factor of approximately 55% of the 2015 Notes validly tendered and not withdrawn. The 2015 Notes not accepted for purchase will be promptly returned to the tendering holders or, if tendered through the facilities of the Depository Trust Company (DTC), credited to the relevant accounts at DTC in accordance with DTC procedures. The settlement for the Tender Offer is expected to occur on June 11, 2010.

Holders of the 2015 Notes who validly tendered their 2015 Notes in the Tender Offer at or prior to the Expiration Date will be eligible to receive $1,070 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer, plus accrued and unpaid interest from the last interest payment date to, but not including, June 11, 2010.

Immediately following the closing of the Tender Offer, an aggregate principal amount of $257,124,000 of the 2015 Notes will remain outstanding.

J.P. Morgan Securities Inc. acted as Dealer Manager in connection with the Tender Offer. Wells Fargo Bank, National Association acted as the Depositary and i-Deal LLC acted as the Information Agent for the Tender Offer.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms and conditions of the Tender Offer. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Valassis by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; ongoing disruptions in the credit markets that make it difficult for companies to secure financing; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; the credit and liquidity crisis in the financial markets could continue to affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com